UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2007

PAETEC Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-52486	20-5339741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PAETEC Plaza 600 Willowbrook Office Park Fairport, New York 14450	14450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 340-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 31, 2007, PAETEC Holding Corp. (the “Company”) completed its previously announced acquisition by merger of Allworx Corp., a privately held Delaware corporation (“Allworx”), pursuant to an Agreement and Plan of Merger, dated as of October 11, 2007 (the “merger agreement”), among the Company, Allworx, AWX Acquisition Corp., a direct wholly-owned subsidiary of the Company, and Advantage Capital New York Partners I, LP, as stockholders’ representative. On the closing date, the Company’s subsidiary merged with and into Allworx, which was the surviving corporation in the merger and will continue in existence as a direct wholly-owned subsidiary of the Company.

The purchase price for the acquisition was $25 million in cash, of which $5 million was placed in escrow as security for the indemnification obligations under the merger agreement. The Company funded the purchase price from cash on hand.

Allworx develops, designs, markets and sells a complete phone and network system. The Allworx business provides manufacturing, distribution and software and digital hardware engineering services that are designed to benefit small and medium-sized businesses.

A copy of the news release issued by the Company announcing the completion of the merger is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired. The Company will file financial statements for the business acquired in the transaction described in Item 2.01 of this report under cover of Form 8-K/A no later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information. The Company will furnish pro forma financial information for the transaction described in Item 2.01 of this report under cover of Form 8-K/A no later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits. The following document is herewith filed as an exhibit to this report.

Exhibit Number	Description of Exhibit
99.1	News release of PAETEC Holding Corp., dated November 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAETEC Holding Corp.

Date: November 5, 2007	/s/ Charles E. Sieving
Charles E. Sieving
Executive Vice President and General Counsel

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Exhibit Index

Exhibit Number	Description of Exhibit
99.1	News release of PAETEC Holding Corp., dated November 1, 2007.

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